Maine & Maritimes Corporation Reports First Quarter 2006 Results

PRESQUE ISLE, ME -- 05/11/2006 -- Maine & Maritimes Corporation (the "Company" or "MAM") (AMEX: MAM) reported a consolidated first quarter 2006 basic earnings per share of $0.33, or $533,000, compared to a first quarter 2005 earnings per share of $0.78 per share, or $1.28 million. First quarter earnings were primarily impacted by reduced earnings of the Company's regulated utility, Maine Public Service Company ("MPS"), due to unseasonably mild weather, contrasted with the first quarter of 2005 when the weather was colder than normal. Additionally, the utility experienced higher operations and maintenance expenses in 2006 due to fewer capital projects. Unregulated subsidiary earnings were impacted primarily by increased amortization expenses associated with leases acquired as a part of the acquisition of Cornwallis Court Developments Ltd by Maricor Properties Ltd ("MPL") in October 2005, and increased amortization in the first quarter of 2006 of software assets by Maricor Technologies, Inc ("MTI").

"While we are pleased with the progress of our unregulated subsidiaries, it is a simple fact that weather can and did significantly impact the earnings of our regulated utility," stated J. Nick Bayne, President and Chief Executive Officer of MAM. "While we continue to recognize our strategic and economic needs to increase the scale of unregulated operations, each of our unregulated subsidiaries has made meaningful progress. During the quarter, Maricor Properties completed leasing of our commercial office real estate assets. The Maricor Group was successful in attracting a number of significant contracts, including the utility master planning contract for the University of New Brunswick and was awarded two-year standing offer agreements by Public Works and Government Services Canada for building projects in both Nova Scotia and New Brunswick. Maricor Technologies successfully released four new asset governance-related products, core elements of its sustainable asset governance platform.

"As we look to the future, it is clear that we must successfully execute our overall growth strategy, while continuing to improve the operations and earnings of our regulated utility. We are encouraged by our project and transaction pipeline. As energy markets continue to prove volatile and unpredictable, we see increasing pressures on organizational budgets. Such economic realities, combined with an increasing concern related to global warming, are creating an increasing demand for services and technologies that support improved energy efficiency and security, while reducing greenhouse gases. We believe these trends, combined with our continued investments in our unregulated operations, will result in long-term improvement of our overall financial performance," stated Bayne.

Business Unit Results

Maine Public Service Company

The operations of MAM's regulated electric utility, MPS resulted in net income of approximately $0.73 per share, or $1.2 million, compared to income of $1.04 per share in the first quarter of 2005, or $1.7 million. MPS's revenues decreased by $264,000 for the three months ended March 31, 2006, primarily as a result of mild weather in January and February. Its earnings were also offset by increased stranded cost amortization expenses, increased fuel costs associated with fleet transportation, deferred tax expenses, and amortization expenses for the MPS financial accounting system. According to Bayne, "We continue to closely monitor our utility operations, evaluating and implementing cost control measures and improving operational efficiency; however, there remain costs that are beyond our direct control. As a result, MPS filed with the Maine Public Utilities Commission for a distribution rate increase in March 2006. MPS is seeking to increase total revenues by approximately $3.24 million and anticipates a decision during the fourth quarter of 2006."

The Maricor Group

TMG and its subsidiaries, The Maricor Group, Canada Ltd, and The Maricor Group New England, produced revenues of $1.35 million for the three months ended March 31, 2006. The segment reported a combined loss of $169,000, or approximately $0.10 per share, primarily due to continued investments in TMG's organic growth. These investments include the addition of new employees and marketing initiatives related to TMG's energy efficiency and sustainable lifecycle asset management solutions, as well as increased interest and tax expenses.

Maricor Properties Ltd

For the three months ended March 31, 2006, MPL and its subsidiaries, incurred a loss of $86,000, or approximately $0.05 per share. As part of the acquisition of Cornwallis Court Developments Ltd during the fourth quarter of 2005, MPL was required to value pre-existing leases acquired as a separate intangible asset, resulting in an additional $91,000 of amortization expenses. According to Bayne, "We are pleased with our leasing progress and now have long-term leases for all of our commercial office space. During the quarter, we not only leased-up all properties, but became cash flow positive." MPL's revenues increased $276,000 for first quarter of 2006, as compared to the first quarter of 2005.

Maricor Technologies, Inc.

MTI experienced a $104,000 loss for the quarter, or approximately $0.06 per share, of which $89,000 was comprised of an increase year-over-year in the amortization of software assets. During the first quarter, MTI released several new iPlan™ solutions to the market, including its iPlan™ Enterprise.NET Edition Version 2.1 for Sustainable Facility Governance, an Energy Governance solution, a Security Governance solution, and a Demand-Side Management ("DSM") solution. "These new platforms provide MTI with a very solid market position to assist public and private organizations in managing the sustainability of facility assets in an eco-efficient and transparent manner," said Bayne. "These new product offerings reflect a meaningful step in enhancing our value proposition to address energy efficiency, emissions reductions, capital performance planning, improved facility security and asset governance."

Maine & Maritimes Corporation and Subsidiaries Earnings Report for the three months ended March 31, 2006 and 2005 are as follows:

                                                        Three Months Ended
                                                             March 31,
                                                             Unaudited
                                                            2006      2005
                                                        -------------------
Regulated Operating Revenues                            $  10,051 $  10,315
Unregulated Operating Revenues                              1,662     1,421
                                                        --------- ---------
Total Operating Revenues                                $  11,713 $  11,736

Income from Continuing Operations Available for
 Common Shareholders                                    $     533 $   1,269
Income from Discontinued Operations                             -         8
                                                        --------- ---------
Total Consolidated Net Income                           $     533 $   1,277
                                                        ========= =========

Basic Income per Common Share from Continuing
 Operations                                             $    0.33 $    0.78
Basic Income per Common Share from Discontinued
 Operations                                                     -         -
                                                        --------- ---------
Total Income per Common Share                           $    0.33 $    0.78
                                                        ========= =========

Diluted Income per Common Share from Continuing
 Operations                                             $    0.33 $    0.78
Diluted Income per Common Share from Discontinued
 Operations                                                     -         -
                                                        --------- ---------
Total Income per Common Share                           $    0.33 $    0.78
                                                        ========= =========

Average Shares Outstanding                              1,637,211 1,635,906
                                                        --------- ---------

About Maine & Maritimes Corporation

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group and its subsidiaries, The Maricor Group, Canada Ltd, and The Maricor Group New England, Inc., both building sciences, energy efficiency and lifecycle asset management services companies; Maricor Properties Ltd and its subsidiaries, Cornwallis Court Developments Ltd and Mecel Properties Ltd, and its joint venture subsidiary Maricor Ashford Ltd, which are Canadian real estate development and investment companies; and Maricor Technologies, Inc., a sustainable lifecycle asset and capital planning information technology subsidiary. MAM's headquarters are in Presque Isle, Maine, and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. MAM cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, MAM's ability to raise necessary financing, and MAM's ability to execute its business plans in a timely and efficient manner.

For More Information Contact:
Annette N. Arribas
VP, Investor and Exchange Relations and Compliance Officer
Tel:  207.760.2402
Toll-free in US and Canada: 877.272.1523
Email: aarribas@maineandmaritimes.com